EXHIBIT 4.12

                     PLEDGED SHARE AMENDMENT


     This Pledged Share Amendment, dated as of December 11, 1997, is delivered pursuant to Section 5 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledged Share Amendment may be attached to the Pledge Agreement dated as of May 26, 1992, between the undersigned and Chemical Bank, as Trustee (the "Pledge Agreement"; capitalized terms defined therein being used herein as therein defined), and that the Pledged Shares listed on this Pledged Share Amendment shall be deemed to be part of the Pledged Shares and shall become part of the Pledged Collateral and shall secure all Senior Obligations as provided in the Pledge Agreement.


          AMERICAN BANKNOTE CORPORATION


          By: S/ Harvey J.  Kesner
          Name:  Harvey J.  Kesner
          Title:  Executive Vice President & General Counsel



                                                         Percentage of
                        Stock                            All Capital
              Class of  Certificate  Par     Number of   Stock
Stock Issuer  Stock     Number       value   Shares      Outstanding

ABN CBA,
Inc.          Common    1            $0.01   1,000       100%